Independent Auditor's Consent

We consent to the incorporation by reference in this Registration Statement of CNB Bancshares, Inc. On Form S-8 of our report dated January 26, 1996, incorporated in the Annual Report on Form 10-K of CNB Bancshares, Inc. for the year ended December 31, 1996.


/s/ Geo. S. Olive & Co. LLC

Evansville, Indiana
October 22, 1997